Exhibit 5.1

Opinion of Greenberg Traurig, P.A.

August 4, 2017

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Ladies and Gentlemen:

SBA Communications Corporation, a Florida corporation (“SBA”), filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2007, a Shelf Registration Statement on Form S-4, Registration No. 333-147473,  as amended by Post-Effective Amendment No. 1 filed with the Commission on January 17, 2017  (as amended, the “Shelf Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  The Shelf Registration Statement relates to the offering by SBA of SBA’s Class A common stock, $0.01 par value per share (the “Class A Common Stock”). We have acted as counsel to SBA in connection with the preparation and filing of the Shelf Registration Statement and the issuance of 487,963 shares (the “Shares”) of Class A Common Stock pursuant to the Shelf Registration Statement, in connection with the acquisition of tower sites and related assets.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of SBA as in our judgment are necessary or appropriate for purposes of this opinion.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Shelf Registration Statement and to the use of our name under the caption “Legal Matters” in the Shelf Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A.